SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

HARVARD ILLINOIS BANCORP, INC.
--------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 4, 2014, the Company mailed the following letter to its shareholders:

April 4, 2014

The Nominees of your current Board ARE … the BEST choice!

Dear Stockholders:

We, the undersigned current Directors of Harvard Illinois Bancorp, Inc., are asking for your support in this Annual Meeting election.

In our opinion, we believe our nominees deserve your vote in recognition of our Board’s (and Company’s) recent accomplishments.

Specifically, in the last year alone:

►	we decreased our non-performing loans by 44.7% from 4.3% of total loans on December 31, 2012 to 2.3% of total loans on December 31, 2013,

►	our Memorandum of Understanding (with the Federal Reserve Board) was terminated in 2013 in recognition of our compliance with the provisions therein and our improved financial condition,

►	we doubled our special dividend, paying $0.20 per share in 2014 compared to $0.10 per share in 2013, and

►	our stock delivered a total return to shareholders of 23% in 2013 and, as of March 31, 2014, has delivered over a 73% total return to shareholders since our initial public offering in 2010.

These facts reflect the hard work that your current Board has invested in your community financial institution.

Please allow us to continue this good work by signing, dating and returning the enclosed “WHITE” proxy today voting “FOR” our two director nominees as well as the other agenda items. You may also cast your vote via the internet or telephone if you so choose.

Please discard any “green” proxy that you receive from Mr. Joseph Stilwell or The Stilwell Group.

We thank you for your past and continued support.

Sincerely,

Harvard Illinois Bancorp, Inc.

/s/ Duffield J. Seyller III	/s/ Donn L. Claussen	/s/ Michael P. Feeney	/s/ Steven D. Garrels
Duffield J. Seyller III	Donn L. Claussen	Michael P. Feeney	Steven D. Garrels
Chairman of the Board	President and	Director	Director
Chief Executive Officer

/s/ John W. Rebhorn	/s/ William D. Schack	/s/ Richard L. Walker
John W. Rebhorn	William D. Schack	Richard L. Walker
Director	Director	Director